Exhibit 99.1

Gulf Resources, Inc. David Wong, VP of Finance E-mail: davidw@gulfresourcesinc.cn gfre.2008@yahoo.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: xuhy@gulfresourcesinc.cn beishengrong@163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Announces Plans for Reverse Stock Split and
Listing of Shares on a Senior Stock Market

New York & Shandong Province, August 3, 2009 - Gulf Resources, Inc. (OTC BB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, announced today that on July 28, 2009 its Board of Directors adopted resolutions approving a reverse split of the Company’s Common Stock on within a range of 1 for 4 to 1 for 9, so that every four (4) to nine (9) outstanding shares of Common Stock before the reverse stock split shall represent one share of Common Stock after the reverse stock split. The resolution was subsequently adopted by the written consent of the Company’s stockholders entitled to vote a majority of the shares of Common Stock on July 29, 2009. Stockholders holding in the aggregate 67,638,898 shares of Common Stock or 55.4% of the Common Stock outstanding approved the reverse split. The reverse split is part of the Company’s strategy to uplist its shares to a senior US stock market.

Currently, Gulf Resources has approximately 122.2 million shares of common stock outstanding. After a four to one reverse split, the Company would have approximately 30.5 million and after a nine to one reverse split, the Company would have approximately 13.6 million shares outstanding. The exact ratio of reverse stock split and effective date of the reverse split is subject to approval from the Company’s Board of Directors, but is expected to occur by mid-September.

“By effecting a reverse split our common stock, we believe that we now meet all of the criteria required to list our shares on a senior stock market in the US,” said Mr. Xiaobin Liu, Chief Executive Officer of Gulf Resources. “We feel that this action is in the long-term interest of our Company and our shareholders as it will help us attracting investor interest in our stock, improve our liquidity and provide greater access to the US financial markets as we execute our growth strategy.”

The Company filed an information statement with the US Securities and Exchange Commission on Schedule 14-C on July 30, 2009 detailing the terms of the reverse split.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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